Certified Photocopy

[Illegible text]

[Handwriting: Mr. von Holt]

Negotiated

at Bad Segeberg              on               November 28, 2006

Before me, the undersigned Notary public

Wolfgang Fischer

in Bad Segeberg

today appeared:

1.	Mr. Wolfgang Loefert, born 19/02/1942,

	-	who proved his identity by presenting his Federal identity card no. 1653154100 residing at Rosenwelde 16, 21435 Stelle GT Rosenweide,

2.	Mr. Roger Liére, born 03/12/1969,

	-	who proved his identity by presenting his Federal identity card no. 5190084494, residing at Am Loewenberg 9, 47665 Sonsbeck

The notary public enquired as to prior involvement for the purposes of § 3, paragraph 1, no. 7, German Authentication Act [“BeurkG”]. The persons who appeared negated this question.

The person who appeared under 1 declared in advance that he is making the following declarations not on his own behalf, but as the Managing director with the sole right to representation of

a)

the limited liability company [GmbH] in the company MEBA Medizinische Badebetriebsgesellschaft mbH (hereafter also referred to as MESA GmbH) with its headquarters in 22523 Hamburg, Lohwurt 15, registered in the commercial registry of the district court Hamburg under HRB 19747

and

a)

the limited liability company [GmbH] in the company Adolf Baur GmbH with its headquarters in 22535 Hamburg, Lohwurt 15, registered in the commercial registry of the district court Hamburg under HRB 19424 as well as

c)	being authorized by his wife
Carmen Ottho-Loefert, nee Ottho, born 06/01/1947, residing at: Rosenweide 16, 21435 Stelle GT Rosenweide

The person who appeared under 2 declared in advance that he is making the following declarations not on his own behalf, but as the President [“Vorstand”] with the sole right to representation of

VITAVEA AG
Pascalstrasse 5
47506 Neukirchen-Vluyn
registered at the Kleve district court
under HRB 6339

The participants declared to have had sufficient opportunity to deal with the subject of the notarization. They expressly insisted on notarization today.

Then they declared the following corporate purchase for the record:

Sale of corporate shares

Preamble

Ms. Carmen Ottho-Loefert, pharmacist, owns all of the corporate shares in MEBA GmbH and in Adolf Baur GmbH.

The aforementioned companies produce and distribute medicinal baths on a subcontract basis for wholesale and retail. In addition they manufacture and distribute pharmaceutical products. The companies distribute the medicinal baths under the approvals/ licenses, the owners of which are listed in Attachment 4. The potential customers of the companies are known. Cosmetic as well as pharmaceutical products are produced.

Ms. Ottho-Loefert plans to relinquish the business area, such that she will sell and assign corporate shares of the businesses MEBA GmbH and Adolf Baur GmbH respectively such that:

The parties

Ms. Carmen Ottho-Loefert,

- hereafter referred to as Seller -

- as sole owner of the limited liability company [GmbH] shares
- in the companies MEGA GmbH and Adolf Baur GmbH

and

the company VITAVEA AG Neukirchen-Vluyn,
represented by the President, Mr. Roger Liere,

- hereafter referred to as Buyer

- enter into the following Purchase and Assignment Contract

§1

Subject matter of the contract

The Seller is the sole shareholder of each the aforementioned companies. Each company’s share capital is DEM 50,000.00, with each a share in the company in the amount of of each DEM 50,000.00.

The Seller sells and assigns all of the corporate shares in the businesses MEBA GmbH and Adolf Baur GmbH to the this accepting Buyer.

The assignment – in each case – is under suspensive condition, i.e. it will only come into effect, once the entire purchase price stipulated below is paid to the Seller.

The participants hereby instruct and authorize the notary public to authoritatively declare the fulfillment of the condition precedent, without this being essential to the point in time of the fulfillment of the suspensive condition, and namely in form of an official notarized certificate, which he shall attach to this document. The official notarized certificate has the same effect as the fulfillment of the condition. The validity of the assignment shall then be communicated to the participants, the company, the commercial registry and the tax and revenue office. The same accordingly applies for the registration of a change in shareholders according to § 16, German Limited Liability Company Law [GmbHG].

The same accordingly applies for notification according to § 21, German Stock Corporation Act [AktG].

For the notary public, the condition is considered fulfilled, if

- payment of the purchase price (interest payments shall not be considered, as well as any purchase price amount exceeding EUR 2,250,000.00 according to § 5) has been proven to him or if the Seller has relinquished the condition in a legally binding manner, in which case the notary public is hereby authorized to accept the declaration.

§2
Foundation

The seller and the companies had the tax consultants Thielsen - Reiter -Bastein prepare the annual financial statements (balance sheet) as well as the profit and loss statement for the year 2005, so as at December 12, 2005, as well as a status (interim balance sheet) as at June 30, 2006.

Also the Seller and the companies jointly took an inventory on June 30, 2006 and had a list of accounts receivable compiled.

§3
Purchase price

The purchase price is € 2,250,000.00 (two million two hundred and fifty thousand).

The purchase price ratio for the companies is 0.75 for Adolf Baur GmbH and 1.5 for MEBA GmbH.

The individual purchase price payments shall always be calculated and distributed according to this ratio.

§4
Purchase price due date

The Buyer has already paid € 650,000.00 of the purchase price, which the Seller hereby confirms.

The remaining purchase price amount of € 1,600,000.00 shall be paid in installments as follows:

a)	by December 10, 2006 € 50,000.00
b)	by December 27, 2006 € 250,000.00
c)	by March 1, 2007 € 250,000.00
d)	by June 1, 2007 € 250,000.00
e)	by September 1, 2007 € 250,000.00
f)	by December 1, 2007 € 550,000.00

Payments a) – e) shall be deposited into the Seller’s account,

Carmen Ottho-Loefert,
at the Donner Bank in Hamburg,
Account 26 41011,
Branch code 200 303 00.

For payment f) a portion of € 250,000.00 shall also be deposited directly into the Seller’s aforementioned account, and the remaining amount of € 300,000.00 shall be paid into the certifying notary public’s notary client account according to § 5, paragraph 4.

Interest of 6 % p.a. commencing on December 10, 2006 shall be charged on the outstanding remaining purchase price payments. Interest payments shall be made on the respective due dates.

§5
Offset clause/ Purchase price adjustment

(1)        The calculation of the purchase price is based on the following assumptions:

Based on the status report (interim balance sheet) of June 30, 2006 these items are juxtaposed:

a) Receivables from delivery of goods and provision of services, receivables from loan agreements, receivables from allocation accounts vis-à-vis the shareholder, current assets (valued according to last in last out),

b) Receivables from delivery of goods and provision of services, receivables from loan agreements, cost of labour and non-wage labour costs per June 30, 2006.

The aforementioned purchase price was determined based on the assumption that the balance of items a) and b) is zero. Any difference shall be adjusted using the last purchase price instalments, described as follows.

(2)        In case any amounts owed to third parties are not captured in the balance sheet (Status June 30, 2006) or not sufficiently captured, these deficits may also be added using the last purchase price rate. Following this provision, a continuing decrease of the purchase price or claim for damages on the part of the Buyer versus the Seller are precluded.

(3)        If the liabilities declared in the June 30, 2006 interim balance sheet are subsequently decreased due to write-off or personal payments by the Seller, this shall also be credited.

(4)        Accounts shall be settled as follows: The undiminished portion of € 300,000.00 of the last purchase price instalment shall be deposited on the aforementioned due date into a still to be communicated notary client account of the notary public.

The company’s tax consultants (Thielsen, Reiter, Bastein) shall prepare an invoice based on the aforementioned agreements. The notary public shall notify the parties of the remaining purchase price to be paid and of any amount to be refunded to the Buyer. The notary public shall pay out accordingly, if none of the parties objects in writing within 2 weeks. Otherwise the entire amount shall only be paid out according to unanimous instructions by both parties or pursuant to a legally binding decision.

Any additional amount to be paid by the Buyer (above and beyond the stipulated € 2,250,000.00) shall be paid directly to the Seller and shall not affect the settlement by the notary public.

§6
Damages

Any claims for damages by the Buyer against the Seller are precluded, as long as the Seller’s actions were not demonstrably wilful or grossly negligent.

The Buyer is obligated to pay a lump sum payment of damages for non-performance in the amount of € 950,000.00, if the Seller withdraws from the contract, because the Buyer has not met its obligations although an additional grace period of 4 weeks was granted. Any further claims for damages are precluded.

The notary public pointed out the unusually high amount in the provision. Notwithstanding these concerns, the parties insisted thereon and declared: The high amount to be due to the circumstance that the Seller is not continuing other promising negotiations with interested parties and that the Seller has committed to making commission payments in the total amount of € 200,000.00.

§7
Management of the company/ Employment contracts

Mr. Wolfgang Loefert shall remain as Managing director [“Geschäftsführer”] of both companies until payment of the final purchase price. The Seller’s commercial authority to dispose comes to an end with the payment of the last purchase price instalment. Notwithstanding, Mr. Loefert shall consider the Seller’s corporate policies overall. The Seller shall only make decisions in consultation with the Buyer.

Two employment contracts shall be concluded (for Wolfgang Loefert and Ms. Carmen Ot- tho-Loefert) and for a period of 19 months, which form Attachments 1and 2 of this They constitute integral parts of this purchase agreement. The

§ 8
Non-competition clause

The married couple Loefert is bound a non-competition clause, which also comprehensively accompanies this contract as Attachment 3 and constitutes an integral part of this purchase contract.

§ 9
Profit payout rights

The Buyer shall be entitled to the profit payout rights in both companies as of June 30, 2006. However, these may only be utilized after the purchase price has been completely paid, i.e. profit distribution will only take place starting on January 1, 2008.

§10
Warranty for defects

The Seller warrants to be free to dispose of the corporate shares sold by her

The Seller warrants that on she no longer has any payment obligations vis-à-vis Adolf Baur Gmbh and MEBA GmbH.

Furthermore the Seller warrants that the annual accounts 2004 and 2005 are a factual reflection of the financial situation, financial position and the result situation of the companies.

Attached are 36 approved medicinal products, to which the companies are entitled without restrictions; any existing external/ foreign rights [Fremdrechte] shall be dissolved until the assignment of the companies. The list of these medicinal products is attached to this contract as Attachment 4. Co-marketing rights and customer base are known.

The Seller declares that with respect to the corporate shares assigned no statement and no guarantees regarding the earning power of the activities is made. The Seller is liable for the accuracy of the declarations in this contract. She affirms the complete inpayment of the share capital. No other warranties are made.

However, the Seller does affirm that the capital assets, such as laboratory equipment machinery and equipment – with the exception of the property and the buildings - are the unrestricted properties of the companies.

The companies rent the production facility, which belongs to the Seller. The Seller grants to the companies a right of cancellation with a period of 8 weeks by the end of the month. In case of cancellation the companies owe neither renovation nor dismantling and are not liable for any already contaminated sites/ contamination.

The Buyer is aware that for reasons of capacity and also due to licensing requirements, the production site must be relocated by December 31, 2007.

§11
Reporting requirement and obligation to maintain confidentiality

The parties to the contract commit to do everything necessary and in their power to facilitate the efficient and unobstructed execution of this contract, in particular to providing each other with any required information.

The parties to this contract undertake to maintain secrecy concerning any confidential information, which they received in the context of this contract and the contract negotiations, unless this information has to be utilized to execute this contract.

§12
Costs

Each party shall bear any consultancy fees arising from this contract.

The Seller shall bear the costs associated with the notarization of this contract and its execution.

§13
Place of fulfillment and jurisdiction

As far as legally allowed, the place of fulfillment and jurisdiction is Hamburg.

§14
Other

This contract is exclusively governed by German law, to the exclusion of the Viennese Convention on Contracts for the International Sale of Goods (CISG).

Amendments and supplements to this contract, including its attachments, must be made in writing. This also applies to waiving the written requirement.

No verbal agreements to this contract have been made.

In case any provisions in this contract should be or become invalid, or should a gap in this respect become apparent, the remaining provisions shall retain their validity. With respect to the invalid provision or to closing the gap, it shall be replaced by an appropriate provision, which insofar as legally possible, comes as close as possible to the commercial interest of both parties concerning the aforementioned provision or which in spirit and purpose they would have intended, if they had considered this point. If a provision pertaining to the amount of a payment or equivalent to the term (deadline) or the due-date becomes invalid, it shall be replaced by the legally allowed amount, measure or period.

§15
Approval

As to any potential requirements for approval in the shareholders agreements of MEBA GmbH and Adolf Baur GmbH, the Seller as the sole shareholders of these companies as well as the person appearing under 1, as the managing director of these companies make the following declaration:

Each of us hereby approves the assignments of all corporate shares in the aforementioned companies stipulated in this contract.

§16
Responsibilities of the notary public

1. The notary public is directed to process this document. To expedite the execution, any still outstanding declarations are considered vis-à-vis all participants as received, once received by the notary public.

Any declarations between the parties are considered received upon receipt at the most recent communicated domestic address of the parties.

2. In particular, the notary public shall submit to the commercial registry, subsequent to the fulfillment of the condition, a certified copy in extracts or executed copy of the document (not including the portion which is not required to prove the assignment) and already now forward to the company’s tax and revenue office a complete certified copy or executed copy.

3. As to the notary public’s legal duty of notification, the participants declared that the company’s assets do not include – also indirectly – any real estate.

§17
Information and special instructions

The notary public pointed out that

- the commercial registry must be immediately notified of the shareholder change by way of a new list of shareholders,

- the assigner and the acquirer are joint and severally liable for payments in arrears, if corporate shares are not paid in in full;

- the acquisition of an interest can fall under merger control according to the German Act against

Restraints of Competition [GWB] and a breach of the prohibition would render the contract invalid; the parties to the contract declared that the conditions of §§ 35 ff of the German Act against Restraints of Competition do not exist;

- a shareholder position does not arise from the commercial registry, but can only be deduced from notarial documents, so that an acquisition in good faith is impossible. The acquirer declared in this context to have acquired the appropriate information prior to notarization;

- he is not familiar with the shareholder agreements of the two companies, whose shares are being sold and the associated risks were explained; nevertheless the participants insisted on immediate notarization;

- the acquirer shall be only be considered as shareholder vis-à-vis the company, if the company has been notified his acquisition by proving the assignment;- the assignment may, according to the shareholders agreement, require the company’s approval or respectively the approval or waiver of the co-partners and is provisionally invalid until this has been granted;

- that property taxes may arise, if the company’s assets directly or indirectly include a domestic property and if by this assignment at least 95% of the shares of the company are combined under the ownership of the acquirer or the ownership of controlling or dependent companies;

- the assigner shall remain the owner of the corporate shares until the purchase price has been paid in full; the notary public explained the associated risks in this context.

Lastly, the notary public pointed out that

- he is not providing any tax consultancy services, nor has he done so. The parties release the notary public from any liability in this regard.

The preceding negotiation and attachments were read to the persons appearing, were approved by them and signed in their own hand as follows:

Signed: W. Loefert
Signed: R. Liére
Signed: Fischer, Notary public

Attachment 1

Employment Contract

The company Adolf Baur GmbH,
Lohwurt 15, 22523 Hamburg

and

Ms. Carmen Ottho-Loefert joined by VITAVEA AG enter into the following contract:

1.
Ms. Carmen Ottho-Loefert shall provide consulting services to Baur and Meba GmbH in all medicinal matters. In particular, this shall include the maintenance of approvals and retroactive approvals for the various medicinal products.

2.
The contract has a fixed term until June 30, 2008.

3.
The annual salary is € 50,000.00 gross and will be paid in equal monthly instalments, always by the 15th of each month.

4.
Continued pay in case of illness: 6 weeks.

5.
Regular hours of work are 40 hours per week. Ms. Carmen Ottho-Loefert is free to schedule her work time as she chooses. There will not be any special compensation for overtime.

6.
The vacation entitlement is 30 working days, always from Monday to Friday inclusively.

[Signature]
[Signature]

7.
Following the end of the employment relationship, Ms. Carmen Ottho-Loefert shall continue to be bound by a special duty to maintain secrecy; accordingly, she shall keep any business matters confidential.

8.
Any expenses incurred due to travelling, shall be reimbursed to the extent permissible by tax regulations.

9.
There are no verbal agreements to this contract. Supplements or amendments to the contract are only valid, if stipulated in writing and signed by both parties. The same applies to potentially foregoing the stipulated written form.

10.
General legal regulations shall apply in addition to this contract. Should one provision under this contract become invalid, this shall not affect the validity of the contract.

Signature

[Signature]
[Signature]

Attachment 2

E m p l o y m e n t   C o n t r a c t

The company Adolf Baur GmbH,
Lohwurt 15, 22523 Hamburg

and

Mr. Wolfgang Loefert

joined by

VITAVEA AG

enter into the following contract:

1.
Mr. Loefert as managing director shall make himself fully available to the companies Adolf Baur and MEGA GmbH. He shall be responsible for maintaining continuity and for the on-the-job training of a successor.

New ancillary activities are no permitted without written approval by VITAVEA AG (see non-competition clause).

2.
The contract has a fixed term until June 30, 2008.

3.
The monthly salary is € 4,500.00 gross. It is payable by the 15th of each month. It shall be paid out 13 times per year.

The contract commences with the notarization of the purchase contract pertaining to the shares in the companies Adolf Baur and MEGA GmbH.

4.
Continued pay in case of illness: 6 weeks.

5.
Regular hours of work are 40 hours per week. Mr. Loefert as managing director is free to schedule his work time as he chooses. There will not be any special compensation for overtime.

6.
The vacation entitlement is 30 working days, always from Monday to Friday inclusively.

7.
Following the end of the employment relationship, Mr. Loefert as managing director shall continue to be bound by a special duty to maintain secrecy; accordingly, he shall keep any business matters confidential.

8.
Any expenses incurred due to travelling, shall be reimbursed to the extent permissible by tax regulations.

9.
There are no verbal agreements to this contract. Supplements or amendments to the contract are only valid, if stipulated in writing and signed by both parties. The same applies to potentially foregoing the stipulated written form.

10.
General legal regulations shall apply in addition to this contract. Should one provision under this contract become invalid, this shall not affect the validity of the contract.

Signature

[Signature]
[Signature]

Attachment 3

Non-competition clause

Ms. Carmen Ottho-Loefet as shareholder
and
Mr. Wolfgang Loefert as managing director both
residing at Rosenweide 16, 21435 Stelle,

shall comply with a non-competition clause vis-à-vis VITAVEA AG. Compliance for Ms. Carmen Ottho-Loefert shall occur regardless of any existing permission to compete contained in the shareholders agreements or other agreements.

The non-competition clause affects any activities, which are in competition with the companies Adolf Baur GmbH and MEBA GmbH.

Any direct or indirect act of competition is prohibited for the period ending on June 30, 2008.

Under this non-competition clause, consultancy services of Ms. Carmen Ottho-Loefert, which she provided to suppliers and clients, are exempted, as are the activities as managing director provided by Mr. Wolfgang Loefert to the company Ligula Pharma GmbH; however the manufacture of medicinal products for this company is still excluded.

For the period until June 30, 2008 any direct or indirect participation in competing businesses is also prohibited.

In case of breach, a contractual penalty for each individual case in the amount of € 20,000.00 shall be incurred. If the breach continues, although a warning has been issued, the start of each new week is considered a new breach.

This shall not affect any further claims for damages.

This non-competition clause forms an integral part of the purchase agreement for the shares in the companies MEBA GmbH and Baur GmbH.

For the non-competition clause in its entirety the same rules apply as for the main contract, i.e. it is dependent on the validity of the purchase contract.

Attachment 4

Status 08/06/2006

Acquired rights Medicinal products of the corporation
Meba GmbH

1	Kamillenblüten MPA-Badekonzentrat II [Bath concentrate MPA camomile flowers]

2	Kohlensäurebad AB Neu [Carbonic-acid bath AB new]

3	Kohlensäurebad EB 120 [Carbonic acid bath EB 120]

4	Dermabad Baur [Derma bath Baur]

5	Hautbad Baur [Dermal bath Baur]

6	Kamillenbad Baur [Camomile bath baur]

7	Kamillen Hautschutzbad Meba [Camomile dermal protective bath Meba]

8	Arzneibad Rheuma AB [Medicinal bath anti-rheumatism]

9	Baldrian Sedativbad N [Valerian sedative bath]

10	Straßfurter Badesalz N[ Strassfurt bath salts N]

11	Ebellan Massageöl mit Kräuterölen [Ebellan massage oil with herbal oils]

12	Campher-Coniferen-Geist [Campher coniferous spirit]

13	Latschenkiefern-Geist [Mountain pine spirit]

14	Fichtennadel-Geist [Spruce needle spirit]

15	Meba Solebad [Meba Solebad]

16	Medizinal Fichten-Rheumabad [Medicinal spruce anti-rheumatism bath]

17	Baur Wacholder Medizinal Bad [Baur juniper medicinal bath]

18	Latschenkiefern Badeöl Baur [Mountain pine bath oil Baur]

19	Meba-Propanol-Fichtennadelöl [Meba Propanol spruce needle oil]

20	Glashumin Moorextrakt Bad [Glashumin moor extract bath]

21	Massageöl, Ebellan 11 mit Fichtennadelöl [Massage oil, Ebellan 11 with spruce needle oil]

22	Medizinal Coniferenöl Bad N [Medicinal coniferous oil bath N]

23	Lavendelbad Meba [Lavender bath Meba]

24	Vitalbad N [Vitalbath N]

25	Haut Medizinal Bad Konzentrat [Dermal medicinal bath concentrate]

26	Hauttöl Meba [Dermal oil Meba]

27	Moor-Salicyl-Humin Bad Meba [Moor Salicyl Human bath Meba]

28	Baur-Thymian-Erkältungsbad [Baur thyme bath anti-colds]

29	Arzneibad Erkältung mit Eucalyptus AB [Medicinal bath anti-colds with eucalyptus AB]

30	Hautdurchblutungsbad mit Rosmarin [Skin circulation bath with rosemary]

31	Rheuma Fichtennadelölbad [Anti-rheumatism spruce need oil bath]

32	Eucalyptus Inhalt Meba [Eucalyptus contents Meba]

[Signature]
[Signature]

Acquired rights Medicinal products of the corporation Adolf Baur GmbH, Status 08/06/2006

1	Rosmarin Sportbad [Rosemary sports bath]

2	Baur Einschlafbad [Baur sleep time bath]

3	Arzneibad Beruhigung mit Citronell AB [Medicinal bath relaxation with citronella AB]

4	Hamburger Erkältungsbad [Hamburg anti-cold bath]

I hereby certify that this copy corresponds word for word to the original document.
Bad Segeberg, on November 28, 2006
[Signature]
Notary public
[Seal]